Exhibit 10.4

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THE INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH “[REDACTED]” TO INDICATE WHERE REDACTIONS HAVE BEEN MADE.

FORM OF PROPERTY

MANAGEMENT AGREEMENT

[_____________________]

THIS AGREEMENT, dated as of the [___] day of [__________], 20__ (the “Effective Date”) is made and entered into by and between [___________________], [_______________________] (“Owner”) and B.Hom Student Living LLC, a Delaware limited liability company (“Manager”).

WITNESSETH:

WHEREAS, Owner owns that certain real property commonly referred to as “[__________]”, containing a [____] unit, [______] bed student housing community, as further identified and described in Schedule A, attached hereto (the “Property”);

WHEREAS, Manager is in the business of managing and operating properties similar to the Property and Manager shall manage, coordinate, and supervise the ordinary and usual business and affairs pertaining to the operation, maintenance, leasing, licensing, and management of the Property in accordance with the terms of this Agreement; and

WHEREAS, Owner desires to engage Manager as an independent contractor to manage and operate the Property as contemplated under the LLC Agreement (as hereinafter defined) and Manager desires to accept such appointment upon the terms, covenants, conditions and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Owner and Manager mutually agree as follows:

ARTICLE 1

APPOINTMENT OF MANAGER

1.01

Appointment of Manager.  Owner appoints Manager to be the sole and exclusive property manager for the Property upon the terms and conditions set forth in this Agreement. Manager accepts such appointment on the terms and conditions set forth herein.

1.02

Independent Contractor Status.  Manager is not the general agent of Owner, but, is instead engaged in the business of managing properties as an independent contractor, and in that capacity, is serving as the property manager for the Property. No provision hereof shall be construed to constitute Manager or any of its officers or employees as an employee or employees of Owner, nor shall any provision of this Agreement be construed as creating a partnership or joint venture between Manager and Owner. Neither Owner nor Manager shall have the power to bind the other party except pursuant to the terms of this Agreement. This Agreement is not intended to provide or create any agency relationship between Owner and Manager, and Manager shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever, except as expressly provided herein, and Manager agrees that it shall not hold itself out as having authority to act on behalf of Owner in any manner, except as expressly provided herein. Notwithstanding the foregoing, but subject to Section 5.05 below, Manager shall not be liable for any monetary obligation or expenditure incurred on behalf of the Property or Owner within the scope of Manager’s authority pursuant to this Agreement.

1.03	Restrictions on Manager’s Authority.

a.	Manager and Owner agree that under any circumstances where any action, expenditure, decision, commitment, agreement or consent would, under (i) this Agreement require approval of Owner and (ii) that certain Limited Liability Company Operating Agreement (the “LLC Agreement”) of [_________________________], a [__________________] (the “JV”), dated as of the date of this Agreement, [between][among] [_________________], a [__________________________________] (“Sponsor”)[, (“T-Holdco”)] and [_________________], a [__________________________________] (“Ares”), require the approval of Ares [or all of the members of the JV, as applicable], Manager shall not have the authority under this Agreement to take such action, make such expenditure, decision, commitment or agreement or grant such consent without the written approval of Ares [or all of the members of JV, as applicable]. Manager acknowledges that it has received the LLC Agreement. In the event the LLC Agreement is amended, restated or otherwise modified, Owner shall provide Manager with a copy of such amended, restated or modified LLC Agreement within five (5) Business Days.

Manager acknowledges that this Agreement is an “[  ] Affiliate Agreement” within the meaning of the LLC Agreement, and Ares [and   ] ha[s][ve] certain rights with respect to the Property and this Agreement as specified therein, including, without limitation, the right to terminate this Agreement pursuant to [Section 6.12] of the LLC Agreement. [Manager further acknowledges that    intends to qualify as a “real estate operating company” within the meaning of the Plan Asset Regulation (as defined in the LLC Agreement), has additional rights with respect to the Property as provided in [Section 1.10] of the LLC Agreement, and agrees that Manager shall not take any action that undermines or abrogates Ares’ or [  ]’s rights under this Agreement or the LLC Agreement.]

ARTICLE 2

TERM OF AGREEMENT

2.01

Term of Agreement.  This Agreement shall commence upon the Effective Date and shall continue until the last day of the calendar month following the two-year anniversary of the Effective Date, unless sooner terminated pursuant to the terms of this Agreement. Upon expiration of the original term, this Agreement will automatically renew on a month-to-month basis until terminated as provided in Article 7.

ARTICLE 3

MANAGER’S DUTIES AND RESPONSIBILITIES

3.01

General Scope.  Subject to the provisions of this Agreement and at the direction of Owner, Manager shall manage, coordinate, and supervise the ordinary and usual business and affairs pertaining to the operation, maintenance, repair, leasing, licensing, and management of the Property in a diligent and professional manner in accordance with recognized standards of the property management industry and consistent with those customarily performed by professional property managers of properties of similar size, type and quality in the market where the Property is located and taking into account the type of tenants at the Property and, in all cases, subject to and in accordance with: (a) the budgets, policies and limitations imposed by Owner; and (b) applicable law and rulings and orders of governmental authorities having jurisdiction over the Property (the “Performance Standard”). Unless otherwise specifically provided in this Agreement, all services and actions that Manager is required or permitted to perform or take, or cause to be performed or taken, under this Agreement in connection with management of the Property shall be performed or taken, as the case may be, on behalf of Owner and, except as specifically otherwise provided for herein, at Owner’s sole cost, expense, and risk.

3.02

Proposed Management Plans.  Owner hereby approves the management plan and operating budget for the promotion, operation, and repair and maintenance of the Property for Owner’s current calendar year and the student occupancy year attached hereto as Schedule C as the initial Approved Management Plan and initial Approved Operating Budget (each as hereinafter defined). Subsequent proposed management plans and operating budgets for the immediately succeeding calendar year and the student occupancy year shall be submitted to Owner at least sixty (60) days prior to the beginning of the next student occupancy year. Each proposed management plan and operating budget shall include: (i) the proposed leasing parameters for the Property for the ensuing calendar year and the student occupancy year as well as a copy of the standard form of the lease to be used at the Property; and (ii) an amount to be added to, or expended from, separate Reserves (as defined in the LLC Agreement) for (A) payment of real estate taxes, (B) insurance, (C) capital improvements, and (D) other Reserves (including those required pursuant to the terms of any Financing Documents (as defined in the LLC Agreement)), in an amount with respect to each such Reserve equal to the greater of: (1) the amount required to be added to such Reserve during such year by any Lender (as defined in the LLC Agreement), and (2) the amount that Owner approves under the circumstances.  In addition, no such proposal shall be inconsistent with the Approved Budget and Business Plan (as defined in the LLC Agreement) that was approved by Ares pursuant to [Section 6.2] of the LLC Agreement. Within thirty (30) days after a proposed management plan and operating budget is submitted to Owner, Owner shall notify Manager in writing: (y) that it approves the proposed management plan and operating budget; or (z) of the revisions Owner believes should be made to such proposed management plan and operating budget for such fiscal year. Manager shall revise the proposed management plan and operating budget to reflect all revisions proposed by Owner. If Owner fails to respond within such thirty (30) day period, Owner shall be deemed to NOT have approved the proposed management plan and operating budget. The proposed management plan and operating budget once revised by Manager (if applicable) and approved by Owner shall be referred to herein as the “Approved Management Plan” and the “Approved Operating Budget.” If the proposed management plan and operating budget for any calendar year and student occupancy year shall not be approved by Owner, Manager shall operate the Property pursuant to the proposed management plan and operating budget for such year with respect to those portions approved by Owner and, with respect to those portions not approved by Owner, in accordance with the prior year’s Approved Management Plan and Approved Operating Budget (except for any expenditures that are not Necessary Expenditures (as defined in the LLC Agreement), which non-Necessary Expenditures shall be deemed removed from such prior year’s Approved Management Plan and Approved Operating Budget) and the salary and benefit expense reflected in the prior year’s Approved Management Plan and Approved Operating Budget shall be increased by the lesser of (I) 3.0% and (II) the most recent Cost of Living Adjustment published by the Social Security Administration.

3.03

Approved Marketing Plan.  Manager shall establish leasing plans, rental rates and implement marketing strategies, in each case, with the prior approval of Owner. Manager shall supervise the preparation of all advertising layouts, brochures, campaigns, and, to the extent applicable, model student living units, and submit campaign concepts and advertising templates to Owner for its prior approval. Advertising and promotional materials shall be prepared in full compliance with federal, state, and municipal fair housing laws.

3.04

Leasing.  Manager shall exercise efforts in accordance with the Performance Standard to obtain and keep residents who are students at the [___________________] or other colleges or universities in the vicinity of the Property (“Resident”, “Student”, and “Tenant” used interchangeably throughout) and other qualified residents. Manager shall, using efforts in accordance with the Performance Standard, ensure that the tenants receive the services required to be provided by Owner under their leases, to duly and punctually observe and perform on behalf of Owner all of Owner’s obligations under the leases, and to enforce, preserve and keep unimpaired the rights of Owner and the obligations of the tenants under the leases. Manager is authorized, subject to and in accordance with the Approved Operating Budget and Approved Management Plan, to negotiate, prepare, and execute all residential leases on a substantially similar form of residential lease as approved by Owner, as agent for Owner; provided, however, without the consent of Owner, Manager: (i) except in accordance with the Approved Operating Budget and Approved Management Plan, if applicable, shall not modify, or in any way alter the provisions of any lease in a manner which would reduce the rent thereunder below the applicable rental rate tier set forth in the leasing parameters in the then Approved Operating Budget and Approved Management Plan, shorten the term thereof, impose additional obligations on the landlord thereunder, alter any material, financial or economic term of the lease or reduce the obligations of the tenant thereunder; (ii) shall not consent to any subletting of any part of the Property, to any assignment of any lease by any tenant thereunder, or to any assignment or further subletting of any sublease; and (iii) shall not permit any person to occupy any space in the Property without: (y) a written lease approved by Owner or entered into in accordance with the Approved Operating Budget and Approved Management Plan; and (z) Manager’s receipt on behalf of Owner of any security deposit required under the terms of such lease, a current certificate of insurance (if applicable), and payment of rent required thereunder to be paid prior to the tenant’s taking occupancy.

3.05

Security Deposits.  Manager shall collect and refund security deposits in accordance with the terms of each lease and as may be required by applicable law. If required by statute, Manager will deposit security deposits into a separate interest-bearing account at CIBC or at such other bank as Manager shall propose and Owner shall approve and pay tenants the interest earned on such deposit; otherwise, Manager will deposit security deposits into the Operating Account (as hereinafter defined). To the extent permitted by a tenant’s lease and applicable law, when Manager deems reasonably appropriate, Manager may offset tenant charges with forfeited security deposit amounts and disburse any surplus security deposits from the Operating Account.

3.06

Collection of Rents and Enforcement of Leases.  Manager shall exercise efforts in accordance with the Performance Standard to promptly collect all rents and other charges for services provided in connection with the use of the Property. When reasonably necessary, but in all events subject to the approval rights of Owner in Section 3.04 above, Manager is authorized to institute the following actions, acting in accordance with the Performance Standard: (a) sign and serve such notices to residential tenants as are deemed necessary or reasonably appropriate by Manager to ensure a residential tenant’s performance of its obligations under its lease; (b) institute and prosecute actions and evict tenants of residential leases; (c) recover rents and other sums due by legal proceedings; and (d) execute agreements or official documents in the name of Owner to settle, compromise, and release such actions or suits, or re-institute such tenancies; provided, however, Manager shall not commence, defend or settle any actions or proceedings involving in excess of $50,000 without Owner’s prior written consent. Attorney’s fees, filing fees, court costs, and other necessary expenses incurred in connection with such actions and not recovered from residents shall be paid out of the Operating Account to the extent set forth in the Approved Operating Budget. Manager may select the attorney of its choice to handle such actions, proceedings and litigation. Manager shall not collect any rents for more than one month in advance (plus security deposits) without the prior consent of Owner and Owner’s mortgage lender.

3.07

Approved Operating Expenditures.  Notwithstanding anything to the contrary contained herein, Manager shall not, without the prior written approval of Owner, make any expenditure, whether from the Operating Account or otherwise, or incur any obligation on behalf of Owner, except for: (i) expenditures or obligations approved by Owner; (ii) expenditures made and obligations incurred directly pursuant to the then-current Approved Operating Budget (as the same may be adjusted by the Permitted Variance (as defined below)); and (iii) expenditures that are immediately necessary in the reasonable judgment of Manager to avoid any imminent or existing danger, or threat of imminent danger, of material injury to person or material harm to property (including the Property) and such immediacy makes it impracticable to obtain prior Approval from Owner (“Emergency Expenditures”). Manager will promptly notify Owner, but in no event later than twenty-four (24) hours from the time Manager learns of such emergency, of any such emergency or Emergency Expenditure. Except for Emergency Expenditures, Manager shall ensure that the actual costs of maintaining and operating the Property do not exceed the Approved Operating Budget and any year-to-date budget variances will be explained to Owner each month as part of the monthly reports set forth on Schedule D. “Permitted Variance” means, with respect to any line item in any Approved Operating Budget, an increase not to exceed the lesser of: (a) three percent (3%) of the amount shown in such line item (unless such variance in excess of 3% is equal to or less than $1,000, in which case approval shall not be required); and (b) $10,000 of the amount shown in such line item, and such increase, when aggregated with all prior and any then-anticipated increases in such year, does not exceed $50,000 of the total expenses set forth in the Approved Operating Budget.

3.08

Approved Capital Expenditures.  Notwithstanding anything to the contrary contained herein, any capital expenditure over $15,000 shall be awarded on the basis of competitive bidding, solicited in the following manner: (a) a minimum of two (2) written bids shall be obtained for each purchase where possible and practical to obtain such bids; (b) each bid will be solicited in a form so that uniformity will exist in the bid quotes; (c) Manager shall provide Owner with all bid responses accompanied by manager’s recommendations as to the most acceptable bid; and (d) Owner shall be free to accept or reject any and all bids. Owner shall communicate to Manager its acceptance or rejection of bids in writing. Owner shall be responsible for capital expenses and may pay same from its own resources or may authorize payment by Manager out of available funds in the Operating Account.

3.09

Start-Up Expenditures. It is understood and agreed that certain initial start-up expenses and costs will be incurred to evaluate the Property and its submarket; to recruit, interview, hire and train staff; to create and print brochures and marketing materials; and to equip and furnish the leasing office and other areas of the Property. Provided that the foregoing is expressly contemplated by the Approved Operating Budget, Manager may incur such reasonable start-up expenses and costs on behalf of the Property.

3.10	Intentionally Omitted.

3.11

Public Utility and Service Contracts.  Manager shall negotiate and, with Owner’s prior approval, execute, in its capacity as Owner’s agent, contracts for water, electricity, gas, telephone, trash removal, vermin or pest extermination, and any other services which are necessary to properly maintain the Property as contemplated by the Approved Management Plan and Approved Operating Budget. All required utility deposits or surety bonds will be the responsibility of the Owner and each such contract shall be in the name and expense of, and executed by, the Owner. Without the consent of Owner or as otherwise permitted in this Section 3.11, Manager: (a) other than as expressly provided in this Section 3.11, shall not enter into any contract or modify, in any material respect, the provisions of any contract; and (b) shall not take any action, or omit to take any action or give any notice, the taking, omission or giving of which would (where the following would have an adverse effect on Owner and/or the Property): (x) result in the reduction, release or discharge of any other party to any contract from its obligations thereunder; (y) consent to any other party to any contract to assign or otherwise transfer its rights or obligations thereunder; or (z) result in an expenditure in excess of the budgeted amount therefor. Manager will observe, enforce, and inspect the performance under all contracts and agreements affecting the Property, including without limitation, the inspection and observation of all servicing, cleaning, decorating or routine maintenance work at the Property during the progress thereof and will approve or disapprove (as appropriate) all bills submitted for payment therefor. In connection with the foregoing, Manager shall obtain all necessary receipts, releases, waivers, discharges and assurances and shall use efforts in accordance with the Performance Standard to keep the Property free from mechanics’ and materialmen’s liens and other claims, all of which documentation shall be in such format as is required by Owner.  Manager may not contract with any Affiliate of Manager for the performance of services for the Property without the prior approval of Owner, which approval may be granted or withheld in Owner’s sole discretion; provided, however, Owner hereby consents to Manager contracting with its affiliate BH Management Services, LLC, at no additional fee, cost or expense to Owner; (i) to fulfill, or assist in the fulfillment of, certain obligations of Manager hereunder; and (ii) if Owner engages Manager in writing to provide construction supervision services, to fulfill, or assist in the fulfillment of such construction supervision services as detailed in such writing. Notwithstanding the foregoing, Manager shall be permitted to negotiate and execute, in its capacity as Owner’s agent, contracts or agreements which have: (A) a term of one year or less; or (B) are terminable by Owner without cause, and without termination fee or penalty, on no more than thirty (30) days’ notice, and, in the case of (A) or (B), shall be included in the then-current Approved Operating Budget and Approved Management Plan; provided, however, Manager shall not, without the prior approval of Owner, enter into any contract on behalf of Owner for the provision of materials or services that provides for an aggregate annual payment in excess of $15,000.

3.12

Manager’s On-Site Employees.  As the employer of all Property personnel, Manager has responsibility to and shall comply with all applicable labor and employment laws, including hiring, pay practices, disciplinary actions, and terminations. Manager has developed company-wide employment policies and practices that will be applied to all its employees in the administration of this duty. All on-site personnel shall be employees of Manager (or Manager’s agent) and Owner has no right to supervise or control the operations of employees or agents; provided, however, (a) Ares shall have the right to interview candidates for the positions of property manager, head of leasing/marketing and maintenance manager/superintendent for the Property and advise Manager of any candidate that Ares does not approve for hire into such position and, unless Manager reasonably determines such advice is based on factors which may impose liability on Manager for improper employment decisions, Manager shall decline to hire such candidate, (b) if Ares determines that any contractor, subcontractor or other person or entity under contract with Manager has engaged in actions detrimental to the Property or tenants of the Property, Manager shall remove such person or entity from the Property and shall not assign such person or entity to any other property owned by Owner or any of its affiliates without the prior written consent of Ares and (c) if Ares desires to have any employee of Manager removed from the Property, Ares shall notify Manager and request Manager investigate, if appropriate, and take such disciplinary action as Manager deems appropriate in its reasonable discretion; it being agreed, however, if Ares, after consultation with Manager, determines that any employee of Manager should be terminated or removed for cause, Manager shall remove such person from the Property and shall not assign such person or entity to any other property owned by Owner or any of its affiliates without the prior written consent of Ares. Owner acknowledges all wages will be paid by Manager and agrees not to pay any additional wages to any Manager employee outside of Manager’s payroll system. Manager will take Owner’s requests, opinions and preferences into account when making personnel decisions. The parties agree to work in good faith to resolve any disputes regarding personnel. Manager shall screen, test, investigate, interview, hire, supervise, discharge, and pay all personnel necessary to maintain and operate the Property, subject to this Agreement and the Approved Operating Budget. Subject to Ares’ approval rights under this Section 3.12, Manager may fill open positions at the Property with its temporary floating employee team while recruiting for a permanent replacement(s). Cost to the Property will include an allocation of salary and benefit load for any such employees while at the Property and any associated incurred travel costs that are approved by Ares. Manager will be timely reimbursed by the Property for all costs related to personnel who are necessary to operate and maintain the Property to the extent expressly permitted pursuant to this Agreement and/or the Approved Operating Budget. All other labor/Human Resource costs associated to onsite employees are an expense of the Property, including, but not limited to: HRIS monthly fees, Taleo, Salary Surveys, recruiting and advertising tools, and background/drug screening.

3.13

Debt Service and Tax Payments.  If requested by Owner, and sufficient funds are available in the Operating Account to satisfy the same, Manager will apply any such operating funds to pay the debt service and taxes due pursuant to any federal, state, county, or municipal authority, or other similar body having appropriate jurisdiction.  Manager shall not take any action under this Section 3.13 so long as Owner is contesting, or has notified Manager of its intention to contest, any such order or requirement. Owner will supply all information necessary for Manager to comply promptly with these requirements.  Manager shall also require all tenants of the Property to pay any applicable federal, state and local taxes, including any sales, excise or use taxes, assessed on any goods or services purchased, rented, leased or otherwise utilized by the tenants at such rates as may be determined by federal, state or local authorities from time to time. Manager, on behalf of Owner, shall collect and remit such taxes to the relevant authority pursuant to federal, state and local taxation laws. Owner shall provide such information, as needed, to register Manager with any federal, state or local authority for purposes of collecting and remitting applicable sales, excise and use taxes on behalf of Owner.

3.14

Compliance with Building Regulations and other Requirements.  Subject to the terms of this Agreement, Manager does not assume and is given no responsibility for compliance of any building on the Property, or any equipment therein, with the requirements of any building codes or with any statute, ordinance, law, or regulation of any governmental body or of any public authority or official thereof having jurisdiction, (collectively, the “Building Codes”), except to notify Owner promptly or forward to Owner promptly any complaints, warnings, notices or summonses received by it relating to such matters. Notwithstanding the foregoing, Manager will, using efforts in accordance with the Performance Standard, ensure Building Codes, regulations, licensing, and inspections required by law are followed when overseeing repairs and maintenance and otherwise performing its duties and obligations hereunder. In addition, Manager shall perform its obligations hereunder in a manner which shall comply with and shall use efforts in accordance with the Performance Standard to cause the Property or any portion of the Property to comply in all respects with and shall abide by all applicable statutes, laws, rules, regulations, requirements, orders, notices, determinations, and ordinances of any federal, state, or local government and appropriate departments, commissions, or boards with jurisdiction over the Property, as well as with the requirements of any insurance companies covering any of the risks against which the Property is insured and with the rules, regulations and requirements of the applicable board of fire underwriters or other similar insurance body, and further with the requirements of any Financing Documents, that may now or hereafter cover all or any part of the Property or any interest of Owner therein (collectively, “Requirements”).  In complying with any Financing Document, Manager will take all appropriate steps including, but not limited to, preparation of draw requests, preparation of compliance reports required by lender(s), and preparation of financial statements.

3.15

Environmental Risk Management.  Notwithstanding anything to the contrary contained herein, but subject to the further provisions of this Section 3.15, Owner acknowledges and understands that Manager is not responsible to: (1) evaluate the presence or absence of hazardous or toxic substances, mold, waste, materials, electromagnetic field, radon, or radioactive materials upon, within, above, or beneath the Property; (2) maintain or evaluate compliance with environmental, hazardous or solid materials or waste laws, rules and regulations; or (3) conduct or ensure clean-up or remediation of hazardous materials spills or contamination.

a.	Accordingly, Manager’s obligations to Owner with respect to the presence of hazardous or toxic substances, mold, waste (including solid waste), gas, liquid, materials, electromagnetic fields, radon, lead, asbestos, radioactive materials, or other environmental concerns upon, within, above, or beneath the Property (hereinafter collectively “Hazardous Materials”), and/or with the compliance and enforcement of federal, state, and local laws, rules, regulations, directives, ordinances, and requirements relating to Hazardous Materials (hereinafter collectively “Hazardous Materials Laws”) shall be subject to, conditioned upon, and limited by the following:

i.	To the extent desired by Owner, Manager shall, at Owner’s sole discretion and expense, obtain from an independent environmental consultant retained by Owner, an environmental assessment report on the Property, and shall have such assessment report periodically updated by such environmental consultant based upon the consultant’s inspections of the Property, including tenant spaces.

ii.	In no event will Manager make an independent determination as to the presence or absence of Hazardous Materials, or whether the Property or any particular tenant space is in violation or compliance with any Hazardous Materials Laws; provided, however, in the event Manager observes or otherwise becomes aware of any tenants, or any other persons, using, dumping, releasing, or discharging Hazardous Materials at the Property, Manager shall promptly notify Owner. Manager may seek, on Owner’s behalf and at Owner’s expense, to enforce a tenant’s compliance with any Hazardous Materials Laws in accordance with the environmental consultant’s recommendations contained in the environmental assessment report. Manager shall not, and shall have no obligation to, determine whether or not Owner, any tenants, the Property, or any proportion thereof is in compliance with Hazardous Materials Laws.

iii.	Manager shall be responsible for any Hazardous Materials which it or its employees and/or agents use or introduce to the Property, including storage, containment, removal, or remediation as required by applicable law. To the extent Hazardous Materials (such as cleaning supplies or fuel) are required by Manager in the discharge of its duties under this Agreement, Manager shall use and store quantities of such Hazardous Materials as are permitted under applicable law and any Financing Documents, and shall store, use and dispose of such Hazardous Materials in accordance with applicable laws and any Financing Documents.

iv.	Manager shall have absolutely no responsibility or obligation with respect to the abatement, clean-up or remediation of any spill of or contamination from any Hazardous Materials upon, beneath, or within all, or any portion, of the Property (other than Hazardous Materials introduced, used or stored by Manager or its employees and/or agents), and the entire responsibility for such clean-up, abatement, or remediation shall lie with Owner and Owner’s environmental consultant. However, Manager shall cooperate with Owner in coordinating and supervising any abatement, clean-up, monitoring or remedial action on the Property site. Owner agrees that, with respect to any abatement, clean-up, or remedial action, Owner shall employ a licensed environmental clean-up company to undertake such clean-up and remediation, and Owner’s or it’s Lender’s environmental consultant, as the case may be, shall oversee the entire abatement, clean-up and remediation process and the obtaining of any required governmental approvals. If the clean-up or remediation is the responsibility of any tenant of the Property and/or Owner’s environmental consultant, Manager shall, on Owner’s behalf, require the tenant to utilize qualified and licensed environmental clean-up companies and that the clean-up and remediation is conducted to Owner’s satisfaction and in accordance with all Hazardous Materials Laws, governmental laws and approvals of which Manager is aware.

b.	Owner has provided Manager a copy of its most current Phase I survey covering the Property (which was conducted within the prior three (3) year period) and has implemented or will implement within thirty (30) days of the Effective Date an operations and maintenance program consistent with market standards.

3.16

Disclaimer of Certain Liabilities.  So long as Manager is performing its duties and obligations hereunder in accordance with the terms of this Agreement and the Performance Standard, and subject to the provisions of Section 6.06(b) below, Manager assumes no liability for (a) any acts or omissions of Owner, or any previous owners or managers of the Property, or any previous agents of any of these, (b) any failure of, or default by, any tenant in the payment of any rent or other charges due Owner or in the performance of any obligations owed by any tenant to Owner pursuant to any lease, student housing or student services, or otherwise, (c) misconduct, negligence, acts or omissions of any consultant or independent contractor retained by Manager with respect to the Property, (d) the provision of security services or devices, (e) violations of environmental regulations or other building regulations by anyone other than Manager or its affiliates, (f) vendor or tenant claims for acts or omissions of Manager within the scope of its agency and (g) subject to the termination right set forth in Section 7.01(p) below, the financial performance of the Property.

3.17	No Requirement to Advance Funds. In no event shall Manager be required to advance any monies on behalf of Owner, lend its credit to the Property, or incur any liability in Manager’s own name.

3.18

Representations.  Owner represents that, as of the Effective Date, it is the owner of the Property and legally entitled to designate and engage Manager in accordance with this Agreement. Manager represents and warrants that it has full power and authority to enter this Agreement and that it is fully qualified and licensed, to the extent required by law, to manage real estate and perform all obligations assumed by Manager hereunder. Manager agrees to comply with all such laws now or hereafter in effect. Manager also represents and warrants that it does not hold “plan assets” within the meaning of the Plan Asset Regulation (as defined in the LLC Agreement).

3.19

Complaints.  Manager shall handle all complaints and requests from tenants, concessionaires, licensees or other third parties and shall record each in a systematic fashion in order to show the action taken.

3.20

Accidents and Claims.  Manager shall notify Owner promptly after Manager receives notice or knowledge of any personal injury or property damage occurring at the Property; and forward to Owner any summons, subpoena, or other legal document served upon Manager relating to actual or alleged potential liability of Owner. Manager shall promptly after any such occurrence investigate and shall make a full, written report to Owner as to (a) all accidents or claims for damages for injury to person or property occurring at the Property or arising out of the ownership, operation and maintenance of the Property, and (b) all damage to or destruction of the Property, including the estimated costs of repair, and Manager shall prepare for approval by Owner all reports required by any insurance company in connection with any such accident, claim, damage or destruction. Manager shall cooperate with Owner with respect to any claim that may arise under any insurance policy.  Manager shall take no action (such as admission of liability) that might operate to bar Owner from obtaining any protection afforded by any policy, or that might prejudice Owner and its or their defense to any claim based on such loss, damage or injury.

3.21

Legal Notices.  Manager shall furnish to Owner within three (3) days after receipt by Manager, any and all legal, violation, issuance and other notices received by Manager affecting or in connection with the Property, whether from a tenant, governmental agency, insurance body or other third party, and all notices from any lender claiming any default in any Financing Document and any other notice from a lender not of a routine nature.

3.22Normal Maintenance.  Manager shall, at the expense of Owner in accordance with the Approved Operating Budget and Approved Management Plan, maintain or cause the Property to be maintained in good order, repair, and condition to the end that the Property shall be maintained in a condition similar to Class A student housing properties within the [  ] campus. Without limiting the generality of the foregoing, such maintenance shall include exterior grounds and landscaping services, routine repairs to improvements, cleaning and janitorial services to the extent required by a tenant lease, maintenance of mechanical systems and equipment and such other normal maintenance and minor alteration and repair work as may be advisable or necessary. In the event the Approved Operating Budget and Approved Management Plan do not provide sufficient funds to maintain the Property as required by this Section 3.22 and if Owner disapproves or fails to approve a written request by Manager for additional funds necessary for such compliance, then Manager will be deemed in compliance with this Section 3.22 so long as it uses efforts in accordance with the Performance Standard to perform the required tasks within the Approved Operating Budget and Approved Management Plan.

3.23

Inspections.  Manager shall provide regular and systematic inspections of the Property, including, without limitation, the grounds, and parking areas in order to comply with all Requirements and assure proper maintenance of the Property.  Manager shall promptly notify Owner in writing of the violation and shall obtain Owner’s prior written approval before authorizing any expenditure to correct a violation of any Requirement.  Owner shall have the right to contest any alleged violation of any Requirement.

3.24.

Permits and Authorizations.  Manager shall obtain and keep in full force and effect all licenses, permits, consents and authorizations that may be necessary for the maintenance, operation, management, promotion, repair, servicing, occupancy or leasing of the Property or for the proper performance by Manager of its duties and obligations under this Agreement (including, without limitation, a real estate broker’s license, if required by applicable law, regulation or statute to fulfill Manager’s obligations hereunder) or as may be required under any lease covering any portion of the Property.  The cost of keeping in full force and effect all necessary licenses, permits, consents and authorizations for the benefit of the Property shall be at Owner’s expense, except that the cost of obtaining and keeping in full force and effect those licenses necessary for the proper performance by Manager and its employees of its duties or their duties under this Agreement shall be at Manager’s expense and Manager shall be solely responsible for late fees or other charges resulting from Manager’s failure to timely comply with its obligations hereunder. All licenses, permits, consents and authorizations shall be in the name of Owner, or its designee if required by Owner (except that the licenses which are

Manager’s expense, pursuant to the foregoing, shall be in Manager’s name).  Manager shall obtain any other licenses, permits, consents or authorizations as, if and when the same may be requested to be obtained by Owner, at Owner’s cost and expense.

ARTICLE 4

BANKING AND FINANCIAL RECORDS

4.01

Account Agency Agreement and Operating Account.  Concurrent with the commencement of this Agreement, Owner and Manager shall enter into the Account Agency Agreement, attached as Schedule B. Manager is responsible for providing effective internal controls and efficiencies, and to accomplish this Manager has developed certain cash and online banking policies and procedures with its platform bank, CIBC Bank USA. Owner will maintain a separate operating account at the Manager’s platform bank and will name it in the Account Agency Agreement. Manager shall not change platform banks without the prior written approval of Owner. It is understood that the bank account contemplated and authorized by the Account Agency Agreement shall be a non–interest-bearing checking account. Owner shall not allow Operating Account to have a balance under $25,000 (the “Minimum Balance”) at any time during the term of this Agreement.

4.02

Financial Recordkeeping.  Manager shall maintain, at Manager’s premises, in a manner customary and consistent with generally accepted accounting principles, complete and accurate accounting records based on the Owner’s fiscal year-end, including, without limitation, books and journals and orderly files, containing rental records, insurance policies, copies of all leases, contracts and other agreements, correspondence, receipts, bills and vouchers, records of all monies received and disbursed in connection with the management of the Property and all other documents and papers pertaining directly to the Property or its operation.

4.03 Financial Reports.  Manager shall furnish as listed on Schedule D monthly and/or quarterly reports of collections, disbursements, and other accounting matters, and any other reports reasonably requested from time to time by Owner. These reports will be delivered to Owner[ and   ] in electronic pdf format, as well as excel format, not later than the 15th of the following month. To support the monthly financial reports, Manager shall maintain at Manager’s premises copies of the following: (a) bank statements, bank deposit slips, and canceled checks; (b) comprehensive bank reconciliations; (c) detailed cash receipts records; (d) summaries of adjusting journal entries; and (e) supporting documentation for payroll, payroll taxes, and employee benefits.

4.04Owner’s Right to Audit.  Owner[ and   ] reserve[s] the right to conduct examination of the books and records maintained by Manager for Owner, and to perform any and all audit tests relating to Manager’s activities, either at the Property, or at the office of Manager; provided such examination and tests are related to those activities performed by Manager for Owner and are conducted during normal business hours. Such audits shall exclude the pricing or contracting information relating to third party vendors utilized by Manager. Owner[ or   , as applicable,] shall give Manager not less than two (2) Business Days’ (as defined in the LLC Agreement) written notice of any such audit or examination. Any and all such audits conducted [either] by Owner’s[ or   ‘s] employees or appointees will be at the sole expense of Owner[ or   , as applicable], unless an error of greater than three percent (3%) of total Gross Income (if understated) or total expenses (if overstated) for the year in question is discovered, in which case Manager shall pay the costs of the audit.  Manager shall also arrange for Owner[ or   ] (or [its][their] representatives) to enter any part of the Property during normal business hours and upon reasonable advance notice, subject to the terms of any applicable lease, for the purpose of examining or inspecting the Property or for any other purpose.

4.05

Disbursement of Deposits.  If requested by Owner, Manager shall remit to Owner with the monthly financial report all unexpended operating funds except for a reserve for contingencies, as provided in Section 5.01 below, which shall remain in the Operating Account.

ARTICLE 5

OWNER’S DUTIES AND RESPONSIBILITIES

5.01

Initial Deposit and Contingency Reserves.  Immediately upon commencement of this Agreement, Owner shall remit to Manager the sum of $2,000 to be deposited in the Operating Account as an initial deposit representing the estimated disbursements to be made in the first month following the commencement of this Agreement, including all estimated payroll and related costs. Furthermore, Owner authorizes Manager to maintain a contingency reserve of $5,000 (the “Contingency Reserve”) at all times in the Operating Account to enable Manager to pay obligations of Owner under this Agreement as they become due.  The $5,000 reserve will be part of the Minimum Balance referred to in Section 4.01.

5.02

Insufficient Operating Funds.  If, as a result of Owner approved Management Plans, a cash flow deficit is reasonably anticipated in the next budgeted month of operations, Owner agrees to deposit into the Operating Account, prior to the commencement of the next budgeted month, sufficient funds to cover the anticipated deficiency and fully fund the Contingency Reserve. In the event that funds in the Operating Account become insufficient to cover all Operating Expenditures and the Contingency Reserve, Owner agrees to, within twelve (12) Business Days of written notice from Manager describing the items for which payment is due, deposit into the Operating Agreement sufficient funds to cover the deficiency and the Contingency Reserve.

5.03

Manager’s Compensation.  Owner agrees to pay Manager, as compensation for services rendered by Manager in accordance with the terms of this Agreement, the compensation specified in the attached Schedule E. Manager, on behalf of Owner, may pay such compensation to itself at the end of each calendar month from the Operating Account, provided that the amount of each such withdrawal is verified in Manager’s monthly reports to Owner.

5.04

Manager’s Costs to be Reimbursed.  Owner agrees to reimburse Manager for all reasonable out-of-pocket costs incurred in managing and leasing the Property (other than Manager’s Expenses), to the extent the same are expressly permitted to be incurred in accordance with the terms of this Agreement, including but not limited to those as specified in the attached Schedule F. Manager, on behalf of Owner, may pay such reimbursement to itself at the end of each calendar month as expenses are incurred, from the Operating Account, provided that the amount of each such withdrawal is verified in Manager’s monthly reports to Owner.

5.05

Manager’s Expenses. Manager shall be responsible for, and Owner shall not pay or be required to reimburse Manager for any of the following (collectively, “Manager’s Expenses”) unless approved in writing by Owner:

a.	Manager’s home office general and administrative expenses, including, but not limited to
i.	Salaries and compensation of supervisory personnel other than onsite supervisory personnel, including the Community Manager and other supervisors employed to provide services to the Property.
ii.	Salaries and compensation of Manager’s personnel required to substitute for on-site personnel while the on-site employees are on scheduled paid time off not exceeding two weeks.
iii.	Home office routine costs such as telephone, postage, overnight mail, and office supplies.
iv.	To the extent not set forth in the Approved Operating Budget, costs to set up any on-site management office, if applicable (these costs include, but are not limited to: fax machines, copiers, telephone system, filing systems furniture, computer, etc.).
v.	To the extent not set forth in the Approved Operating Budget, costs of Manager’s accounting personnel and accounting related costs, including the initial cost of accounting software but not including annual software fees attributable to the Property.
vi.	Cost of Manager’s insurance pursuant to Article 6 above.
vii.	Travel, meals, and entertainment costs of Manager’s employees.
viii.	Cost of on-site employees’ dues and membership fees to professional organizations.
b.	The cost of worker’s compensation insurance and employer’s liability insurance for Manager’s home office employees.
c.	Cost of resident rent bills, vendor checks, envelopes and other materials supplied by the Manager as required for operation of the Property.

d.	Direct expenses of the Manager such as photocopying and long-distance phone charges properly logged; provided, that this provision shall not prohibit employees of Manager from incurring expenses related to photocopying directly attributable to Property business.

5.06	Representations. Owner represents and warrants that it has the requisite power and authority to enter this Agreement.

ARTICLE 6

INSURANCE AND INDEMNIFICATION

6.01	Owner Insurance Requirements. Owner shall obtain, at Owner’s expense, insurance coverage described herein for the Property, and as required by any applicable Financing Documents. Without limiting the generality of the foregoing, Owner agrees that the insurance coverage described in this Section 6.01 shall be obtained. Manager shall cause all premium payments required in order to keep all the Owner required insurance coverage in effect to be paid in accordance with the Approved Management Plan and Approved Operating Budget or otherwise in accordance with the terms of the Financing Documents on a timely basis out of funds provided by Owner directly or out of the Operating Account. Owner agrees that the insurance coverage set forth in (a) and (b) below shall be maintained by Owner:

(a)	Property damage insurance, or builder’s risk insurance, where applicable, to cover physical loss or damage to the Property on an “all risk” (aka) “Special form” basis, including fire and extended coverage perils, and including vandalism and malicious mischief, on a replacement cost basis. Manager shall use commercially reasonable efforts to comply with all the warranties, terms, and conditions of such insurance of which it has been specifically advised. Manager shall promptly notify Owner and insurance brokers specified in writing to Manager by Owner within twenty-four (24) hours after Manager receives notice of any loss or damage to the Property.

(b)	The following additional insurance coverage shall also be obtained if applicable by Owner:

Type of Coverage	Amounts/Limits
Commercial General Liability Insurance (“CGL”) (Occurrence Form)

$1,000,000 per occurrence

$2,000,000 aggregate subject to an overall master policy aggregate limit, including contractual liability coverage, bodily injury, property damage, personal injury, advertising injury, products and completed operations.

Umbrella Liability Insurance (above Employer’s Liability, CGL, and Automobile Insurance)	$10,000,000 per occurrence and aggregate
Business Interruption Insurance	Twelve (12) months of projected gross revenues from the Property, or such other amounts as may be required by the Financing Documents

All insurance required in clauses (i) and (ii) above shall be issued by insurers as deemed appropriate by Owner and be in force as of the Effective Date. All such policies shall be at Owner’s sole cost. The CGL and Umbrella Liability Insurance shall include Owner as Named Insured, Manager as an insured, however coverage will not extend to gross negligence, willful misconduct or acts outside the scope of Manager’s duties, and Lenders as Additional Insured, mortgagee or loss payees. In addition, all insurance required by (i) and (ii) above shall, to the extent permitted by law, include a waiver of subrogation in favor of Manager, while Manager is acting within the scope of duties and so long as Manager is not grossly negligent or Manager has not committed willful misconduct. In cases where Owner and Manager maintain insurance policies that duplicate coverage, Owner’s General Liability and Excess insurance policies shall be primary and non-contributory, except for claims of gross negligence, willful misconduct or acts taken in violation of this Agreement. Notwithstanding the foregoing, all insurance obtained by Owner shall be not less than the types of coverage and minimum standards required under the Financing Documents.

6.02	Manager’s Insurance. Manager agrees that the minimum insurance coverage set forth below shall be maintained by Manager, without reimbursement from Owner except as set forth in the Approved Operating Budget:

(a)	Commercial General Liability Insurance and Umbrella Liability insurance, written on an occurrence basis, including contractual liability coverage, with limits of not less than Twenty Million Dollars ($20,000,000) combined per occurrence and in the annual aggregate for bodily injury, property damage, advertising injury personal injury liability, with a completed operation and independent contractors’ endorsement. These policies will not contribute with insurance for defense or indemnity provided by the policy described above to the extent Manager is working within scope of his duties. Should any self-insured retention (SIR) or deductible be incorporated within the policy of insurance, the responsibility to fund such financial obligations shall rest entirely with Manager and such SIR/deductible shall be deemed covered in accordance with the Commercial General Liability form required; Manager’s policies are primary and non-contributory for any and all acts of gross negligence, willful misconduct or acts outside of Manager’s scope of duties. As respects Manager’s general liability, Manager will indemnify Owner for losses of gross negligence, willful misconduct and acts outside the scope of this Agreement with a combination of insurance with any self-insured retention or deductible applicable to such insurance to be the responsibility of Manager.

(b)	Automobile Liability Insurance covering both owned and non-owned vehicles, with limits of not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage, including uninsured motorist coverage as required by statute and naming Owner as an additional insured (provided that any additional cost charged by the carrier to so name Owner shall be reimbursed to Manager in the Approved Operating Budget).

(c)	Workers’ Compensation Insurance, as required by the jurisdiction in which the Property is located, covering all Manager’s employees and Employers Liability Insurance with limits of not less than One Million Dollars ($1,000,000) for bodily injury by accident; One Million Dollars ($1,000,000) for bodily injury by disease per employee; and One Million Dollars ($1,000,000) bodily injury by disease policy limit.

(d)	Crime insurance including third party coverage in an amount of not less than Two Million Dollars ($2,000,000), and Social Engineering sub-limit of not less than Two Hundred Fifty Thousand ($250,000) Such insurance shall cover all employees that (in each case) have access to space at the Property or to receipts, books, rents or checking accounts connected with the Property, including, but not limited to, the on-premises personnel and any secretary or bookkeeper maintaining, handling or receiving financial records or receipts. Owner shall be a loss payee on this policy. This policy shall cover theft by Manager’s employees.

(e)	Real estate errors and omission insurance in an amount equal to not less than One Million Dollars ($1,000,000) Such insurance shall be carried for the term of this Agreement and for two (2) years after the termination of this Agreement. Owner agrees to pay Manager at the time of the termination of this Agreement for the cost of this insurance for the two (2) year period after the termination of this Agreement.

(f)	Employment Practices Liability insurance in an amount equal to not less than One Million Dollars ($1,000,000) each claim and, in the aggregate, covering both first and third party claims for employees and naming Owner as additional insured. If the insurer is unable or unwilling to add Owner as an additional insured, a separate policy will be required for this Agreement naming the Owner and Manager as Co-Insureds.

(g)	Cyber insurance in an amount not less than $1,000,000 per claim and annual aggregate, for Data Security and Privacy (including coverage for unauthorized access and use, failure of security, breach of confidential information, of privacy perils, as well as breach mitigation costs and regulatory coverage).

Insurance required of Manager shall be secured from insurance companies licensed to do business in the State of [ ] and having a minimum AM Best rating of A, VIII. Manager shall obtain certificates of insurance on or before the date of this Agreement. All such policies, with the exception of the Worker’s Compensation Insurance, shall include Manager as named insureds, and shall provide that Owner with respect to all such policies are additional insureds with respect to liability arising out of acts or omissions of Manager. Upon request, Manager shall furnish Owner, a certificate of insurance, or other proof, evidencing the required insurance coverages provided for above, which certificates (to the extent permitted under such policies) shall evidence that the carrier will endeavor to give Owner at least thirty (30) days’ prior written notice of cancellation or material change in coverage (provided however only ten (10) days’ notice will be required for cancellation due to non-payment of premium). A copy of the additional insured endorsements shall be attached to the certificate of insurance. In addition, all required insurance shall, to the extent permitted by law, include a waiver of subrogation, indemnity and hold harmless in favor of Owner and each of the Lenders.

Manager must notify ownership of any structural additions or repairs to the Property, as an Owners Interest Policy (OIP) may be required to be added to the Owners’ policies. Failure to notice may have an adverse effect on ownership insurance policies.

6.03	Third Party Contractor Insurance. Manager shall require that each contractor and sub-contractor retained by Manager to perform work at the Property maintains insurance against risk of physical damage to personal property belonging to the contractor in amounts sufficient to replace such personal property in the event of loss, and insurance coverage in the following amounts:

Type of Coverage	Amounts/Limits
Workers’ Compensation	As required by law
Commercial General Liability (Occurrence Form)

$1,000,000 per occurrence and

$2,000,000 aggregate per project

Including broad form contractual liability coverage, independent contractors, bodily injury, property damage, personal injury, advertising injury, products and completed operations.

Comprehensive Auto Liability	$1,000,000 Combined Single Limit for bodily injury and property damage for any owned or non-owned autos
Uninsured Motorists	As required by statute
Umbrella Liability Insurance (above CGL, and Automobile Insurance)	$4,000,000 per occurrence and aggregate
Professional Liability

If the contractor or sub-contractor in question is providing professional services with respect to the Property, such contractor or sub-contractor shall maintain professional liability insurance in the amount of $1,000,000 per claim and annual aggregate, with an extended period of indemnity covering the exposures for the professional services rendered. Coverage shall be maintained in effect during the period of this agreement and for not less than two (2) years after termination of the contractual arrangement.

Contractors Pollution Liability

If contractors performing any pollution abatement at the Property, such contractor or sub-contractor shall maintain Contractors Pollution Liability with a limit no less than $1,000,000 per claim or occurrence and $2,000,000 annual aggregate.  If Contractor maintains higher limits than the minimums shown above, the Owner requires and shall be entitled to coverage for the higher limits maintained.

Insurance required of contractors and sub-contractors shall be secured from insurance companies licensed to do business in the State of [ ] and having a minimum AM Best rating of A, VIII. Manager shall obtain certificates of insurance, prior to permitting any contractor and subcontractor to enter upon the Property, or any part thereof, to commence work at the Property and keep on file such certificates of insurance or other evidence of compliance with these requirements. All such policies, with the exception of the Worker’s Compensation Insurance, shall provide that Manager and Owner are additional insureds with respect to liability arising out of the ongoing and completed operations of the contractor and sub-contractor. A copy of the additional insured endorsements shall be attached to the certificate of insurance. In addition, all required insurance shall, to the extent permitted by law, include a waiver of subrogation, in favor of Owner and Manager.

6.04	Waiver of Subrogation. Owner and Manager each release and waive any right of recovery against the other (and against the other’s respective officers, directors, shareholders, partners, members, employees, subsidiaries, agents, affiliates, trustees, beneficiaries, licensees, successors and assigns), for any bodily injury, property damage, or loss covered by any policy of insurance required by this Agreement, or which would have been covered had the party carried the insurance it was required to carry by this Agreement, or within any SIR or deductible in such policy. No insurance policy required by this Agreement shall prohibit such release and waiver. In addition, the insurance policies required of Owner and Manager by this Agreement shall contain a waiver of claims against the other by the insurer, whether by subrogation or otherwise (and against the other’s respective officers, directors, shareholders, partners, members, employees, subsidiaries, agents, trustees, beneficiaries, licensees, successors, and assigns). If any insurance policy required by this Agreement provides that a waiver of subrogation may only be granted by endorsement, Owner or Manager, as the case may be, shall secure an endorsement providing the waiver of subrogation.

6.05

Resident Liability Insurance Program.  Manager will administer a Resident Legal Liability Insurance Program designed to protect the Property from certain losses caused by resident negligence in the event such resident does not provide proof of obtaining the minimum required insurance coverage as outlined within the resident’s respective lease.  For the duration of their respective leases, all residents will be required to maintain and provide the following minimum required insurance coverage through either the Manager’s program or a third-party insurance provider:

-$100,000 Limit of Liability for Renter’s legal liability for damage to the Property for no less than the following causes of loss: fire, smoke, explosion, water damage resulting from a backup of sewer or sump to the Property.

Manager shall use commercially reasonable efforts to determine if renters’ insurance policies lapse or are otherwise canceled by a resident; however, Manager shall not be liable in the event a resident provided proof of valid insurance coverage which later was canceled, expired or lapsed due to nonpayment or other reason. Residents who fail to submit proof of the above-outlined insurance coverage from a third-party insurance provider will be force-placed into the program administered by Manager; provided, however, that if the resident’s lease was executed prior to Manager assuming property management responsibilities hereunder, the lease may not permit Manager to force place the resident onto the resident liability insurance program, in which case Manager will not be able to implement the program until lease renewal. The program does not provide insurance coverage in the event of loss to the resident’s personal items nor any damages to third parties.

6.06   Indemnification.

a.	Owner shall indemnify, defend and hold harmless Manager, its agents, employees, members, directors, officers, stockholders and trustees from and against all claims, liabilities, losses, damages, and/or expenses incurred by or otherwise asserted against any of the foregoing arising out of Manager’s performance under this Agreement; provided, such indemnification shall not apply (i) if and to the extent Manager and the matter is fully indemnified by Owner’s insurance; (ii) to any matter for which Manager has agreed to indemnify Owner under this Agreement; or (iii) to the extent Manager shall have failed to maintain the insurance required to be maintained by Manager under this Agreement and such bond or insurance would have defended and paid for such matter. Owner, at its own cost and expense, shall defend any action or proceeding against Manager arising therefrom.

b.	Manager shall indemnify, defend and hold harmless Owner, the JV, Ares, Sponsor and their respective members, stockholders, directors, officers, trustees, employees, agents, successors and assigns from and against all claims, liabilities, losses, damages, and/or expenses incurred by or otherwise asserted against any of the foregoing arising out of any acts or omissions of Manager or its directors, officers, employees, contractors, subcontractors, affiliates and agents: (i) in violation of this Agreement that is related to the respective matter that is the subject of the indemnification; (ii) outside the scope of Manager’s authority hereunder; (iii) arising as a result of any claim or dispute between Manager and its employees or agents (other than any claim or dispute with an employee or employment candidate arising as a result of actions of Owner or Ares not consented to in writing by Manager, or action taken by Manager at the written direction of Owner or Ares), and/or (iv) constituting gross negligence, fraud, malfeasance, intentional breach of fiduciary duty or willful, reckless or criminal misconduct. Provided, such indemnification shall not apply (i) if and to the extent Owner and the matter is fully indemnified by Manager’s insurance; or (ii) to the extent Owner shall have failed to maintain the insurance required to be maintained by Owner under this Agreement and such insurance would have defended and paid for such matter. Manager, at its own cost and expense, shall defend any action or proceeding against Owner arising therefrom.

c.	The obligations of the parties under Section 6.06 are subject to the following conditions: (i) the party to be indemnified shall deliver a notice to the indemnifying party with respect to the matter promptly after the party to be indemnified becomes actually (and not constructively) aware of the same; and (ii) the party to be indemnified shall not take any actions, including any admission of liability, which would bar the indemnifying party from enforcing any applicable coverage under policies of insurance or prejudice any defense and related legal proceedings or otherwise prevent such indemnifying party from defending itself with respect to the matter.

d.	The terms of this Section 6.06 shall survive the expiration or earlier termination of this Agreement whether with or without cause.

ARTICLE 7

TERMINATION

7.01	Termination. Notwithstanding the provisions of Article 2 above, this Agreement may also be terminated as follows:

a.	automatically, in the event Owner sells or otherwise disposes of all or substantially all the Property; or

b.

by Manager, in the event Owner defaults in the performance of any of its obligations under this Agreement and fails to cure such default within fifteen (15) days after its receipt from Manager of a notice of default (specifying in reasonable detail the nature of the default complained of); provided, however, that if such default cannot reasonably be cured within such fifteen (15) days, then such additional period as shall be reasonable, provided that (i) on or prior to the expiration of such fifteen (15) day period, Owner shall have delivered written notice to Manager setting forth, in reasonable detail, the steps Owner has taken to cure such default prior to the date of such written notice from Owner and the steps Owner intends to take in order to cure such default within the remaining time period within which to cure such default, and (ii) Owner has commenced to cure such default within such fifteen (15) day period and thereafter has proceeded to prosecute such cure with due diligence and such cure is completed within sixty (60) days after Owner’s receipt of the notice of default; or

c.by Owner, in the event Manager defaults in the performance of any of its obligations under this Agreement (other than defaults covered by the other applicable clauses of this Section 7.01) and fails to cure such default within fifteen (15) days after its receipt from Owner[ or   ] of a notice of default (specifying in reasonable detail the nature of the default complained of); provided, however, that if such default cannot reasonably be cured within such fifteen (15) days, then such additional period as shall be reasonable, provided that (i) on or prior to the expiration of such fifteen (15) day period, Manager shall have delivered written notice to Owner setting forth, in reasonable detail, the steps Manager has taken to cure such default prior to the date of such written notice from Manager and the steps Manager intends to take in order to cure such default within the remaining time period within which to cure such default, and (ii) Manager has commenced to cure such default within such fifteen (15) day period and thereafter has proceeded to prosecute such cure with due diligence and such cure is completed within sixty (60) days after Manager’s receipt of the notice of default; or

d.

by either Owner or Manager, if a petition for bankruptcy, reorganization or arrangement is filed by the other party, or if any such petition shall be filed against the other party and is not dismissed within sixty (60) days of the date of such filing, or in the event the other party shall make an assignment for the benefit of creditors, or take advantage of any insolvency statute or similar law, in any such event, termination to become effective upon written notice to the other party; or

e.	by either Owner or Manager, upon fifteen (15) days written notice, if all or substantially all the Property is destroyed by a casualty or taken by means of eminent domain or condemnation; or

f.	by Owner, upon not less than thirty (30) days prior written notice to Manager;

g.	by Manager, upon not less than thirty (30) days prior written notice to Owner;

h.

by Owner, upon notice to Manager, if Manager or any of its Affiliates shall (i) intentionally fail or willfully refuse to perform any of its duties or obligations hereunder, (ii) misappropriate any funds of Owner in the possession or control of Manager, or (iii) commit willful misconduct, negligence or an act of fraud against Owner;

i.	by Owner, upon notice to Manager, if Manager shall assign this Agreement or delegate its duties hereunder without the consent of Owner;

j.

by Owner, if any material license or qualification held by Manager and necessary for the performance of its duties or services hereunder shall be terminated or suspended, and such termination or suspension, as the case may be, is not reversed within thirty (30) days following notice thereof by the applicable licensing authority or Owner;

k.	by Owner, upon notice to Manager, if there shall be a dissolution or termination of the corporate existence of Manager by merger, consolidation or otherwise;

l.	by Owner, upon notice to Manager, if Sponsor is in “Material Default” under the LLC Agreement and Ares elects to terminate this Agreement;

m.	by Owner, upon notice to Manager if Sponsor is removed as [Administrative][Operating] Member pursuant to [Section 6.7] of the LLC Agreement and Ares elects to terminate this Agreement;

n.

by Owner, upon notice to Manager, if Manager (or any of its Affiliates) defaults under any other agreement between Owner (or any of its Affiliates) and Manager (or any of its Affiliates), and such default continues beyond any applicable notice and cure period set forth in such other agreement;

o.	by Owner, upon notice to Manager, if Sponsor defaults under Section 8.20 below; or

p.

by Owner, upon notice to Manager, if Manager shall fail to maintain the Operating Threshold for any student occupancy year. For purposes hereof, the “Operating Threshold” means that (i) the Gross Income for any student occupancy year equals or exceeds ninety-five percent (95%) of the Approved Operating Budget for such year and (ii) the annual net operating income for any student occupancy year is within five percent (5%) of the Approved Operating Budget for such year, excluding any non-controllable expenses, acts of God, weather related events, governmental actions, union actions, major mechanical equipment failure, insurance claims or other incidents beyond the control of Manager. For purposes hereof, net operating income shall mean verifiable recurring rental and reimbursement income calculated on a trailing-12 month period from in-place leases (excluding leases with a tenant/guarantor in bankruptcy, retail tenants that are dark (which term is not meant to include tenants that are not in occupancy or not in full occupancy due to a public health situation or due to safety or health concerns or due to government regulations or recommendations), tenants in default beyond applicable notice and cure periods, or leases that expire within 6 months), and any other recurring income (excluding interest income) from the operation of the Property, and further adjusted to assume a vacancy factor equal to the greater of actual (to be calculated to include any leases excluded as per above) and 5.0%, less trailing-12 operating expenses, adjusted for projected increases, assuming base property management fees equal to the greater of actual and up to 2.5% of annual revenues.

Notwithstanding anything herein to the contrary, if this Agreement is terminable by Owner pursuant to clauses (c), (d), or (h) through (p) above, then Ares, on behalf of Owner, shall have the right to terminate this Agreement by written notice to Manager and to exercise any and all other rights and remedies available under this Agreement and at law or in equity.

7.02

Termination Compensation.  If Owner terminates this Agreement before the first anniversary of the Effective Date for any reason other than pursuant to Sections 7.01(c), 7.01(d), 7.01(e) or 7.01(h) through 7.01(o) above, Owner shall be obligated to pay Manager as liquidated damages an amount equal to the management fee earned by Manager, as determined under Section 5.03 above, for the calendar month immediately preceding the month in which the notice of termination is given to Manager or Owner, multiplied by the number of months and/or portions thereof remaining from the termination date until the first anniversary of the Effective Date. Such damages, plus any amounts accruing to Manager prior to such termination, shall be due and payable upon termination of this Agreement, subject to the right of Ares to offset any Finally Determined Damages (as defined in the LLC Agreement) against any amounts owed to Manager hereunder. To the extent that funds are available, such sums shall be payable from the Operating Account. Any amount due in excess of the funds available from the Operating Account shall be paid by Owner to Manager within twelve (12) Business Days following demand.  Upon any termination of this Agreement pursuant to Sections 7.01(c), 7.01(d), 7.01(e) or 7.01(h) through 7.01(o) above, Owner shall pay to Manager within thirty (30) days of the date of termination all amounts due to Manager prior to the date on which the default giving rise to the termination occurred; provided, however, to the extent Manager has received any portion of the Management Fee which as of the date on which such default occurred was unearned by Manager, Manager shall reimburse Owner for the amount of such unearned Management Fee.

7.03

Owner Responsible for Payments.  Owner will be responsible for the direct handling and payment of invoices received after notice of termination, provided that to the extent of available operating funds in the Operating Account, Manager may continue to pay obligations incurred by the Property through the termination date subject to and in accordance with the terms of this Agreement. Upon notice of termination, Manager will submit to Owner an estimate of the additional funds required to pay all obligations incurred by the Property through the termination date. Manager will not be obligated to advance Manager’s funds for payment of obligations incurred on behalf of the Owner in accordance with the terms of this Agreement.

7.04

Close-out Management Fee.  If Owner requires Manager to perform any Close-Out Management Services after the termination of this Agreement, Manager will be paid a monthly close-out management fee equal to $[REDACTED] per month while Manager is performing such services. For purposes of this Section 7.04, “Close-Out Management Services” shall mean the following services: entering invoices and preparing checks, recording post-closing entries and preparing financial statements, reconciling bank accounts and consulting with tax preparers and auditors.

7.05

Final Accounting.  Within sixty (60) days after termination, Manager shall deliver to Owner: (a) a final accounting, reflecting the balance of income and expenses on the Property as of the date of termination; (b) all keys or access cards, records, contracts, leases, receipts, or deposits, unpaid bills, and other papers or documents which pertain to the Property, excluding data housed on Manager owned or licensed servers, including Manager’s emails, memoranda, correspondence and employee records; (c) all keys or access cards; and (d) all remaining funds held by Manager with respect to the Property and/or in any bank account (including, without limitation, the Operating Account) and any and all monies due Owner which are received by Manager after termination. Upon termination of this Agreement, Manager shall assign all licenses, permits and other agreements, if any, to Owner which Manager has entered into or obtained solely for the benefit of Owner or the Property, and Manager shall forthwith surrender and deliver to Owner any space in the Property occupied by Manager. In addition, Manager shall furnish all such information and take all such action as Owner shall reasonably require in order to effectuate an orderly and systematic termination of Manager’s duties and activities under this Agreement.  Manager hereby grants a power of attorney to Owner to endorse any checks payable to Manager but with respect to a receivable of the Property and hereby assigns to Owner effective upon the date of such termination any and all rights Manager may have in and to the Property records.

7.06	Manager’s Retention of Copies. Manager shall be entitled to retain copies of all documents referred to in Section 7.05(b).

7.07

Survival of Obligations.  All obligations of the parties hereunder, as to which performance is contemplated to occur after termination, shall survive termination of this Agreement. Without limiting the generality of the foregoing, all representations and warranties of the parties contained herein, and the indemnification obligations of Owner and Manager hereunder shall survive the termination of this Agreement.

ARTICLE 8

NOTICES, ETC.

8.01

Notices.  All notices, demands, requests, or other communications (collectively, “Notices”) provided for in this Agreement shall be in writing and delivered: (i) by email (provided the recipient(s) thereof confirms receipt by reply e-mail or, if there is no reply e-mail, with the original to be sent the same day by a nationally recognized overnight courier service for next Business Day delivery); or (ii) by a nationally recognized overnight courier service for next Business Day delivery, to Owner or Manager at the address set forth below following the signature blocks for this Agreement, or at such other address as they individually may specify thereafter in writing. Each Notice which shall be sent by nationally recognized overnight courier service in the manner described shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the day the Notice is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive (but not exclusive) evidence of such delivery), provided that such day is a Business Day (if such day is not a Business Day, such Notice shall be deemed given and received on the first Business Day following such day), or if delivery is refused, then on the day that delivery of the Notice is refused by the addressee upon presentation, provided that such day is a Business Day (if such day is not a Business Day, such Notice shall be deemed given and received on the first Business Day following such day).  Each Notice which shall be emailed in the manner described above shall be deemed sufficiently given, served, sent, received, or delivered for all purposes on the date of such email provided that (a) such email is transmitted (y) prior to 5:00 P.M. (New York time) on a Business Day (if such email is transmitted on a day that is not a Business Day or such email is received after 5:00 P.M. (New York time) on a Business Day, such Notice shall be deemed given and received on the first Business Day following such day) and (b) if required by this Section 8.01, a copy of such notice is sent by nationally recognized overnight courier service, as provided above.

8.02

Consents and Approvals.  All consents and approvals required hereunder shall be in writing, signed by the party charged with the obligation, right, or privilege of granting such consent, approval, or notice, provided that no prior written consent or approval of Owner or its representative shall be required for any Emergency Expenditures pursuant to Section 3.07.

8.03

Confidentiality.  Except as otherwise required by any law or court order, or as authorized or permitted by Owner and Manager, Owner and Manager shall not disclose or permit the disclosure of the terms and contents of this Agreement to anyone other than their respective directors, officers, employees, affiliates, partners, members, shareholders, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers, lenders and financial advisors. The provisions of this Section 8.03 shall survive the expiration and termination of this Agreement for one (1) year.

8.04

No Assignment.  This Agreement may not be assigned by Manager or Owner without the prior written consent of the other party. Any purported assignment in violation of this Section 8.04 is void ab initio. A majority equity transfer in Owner or Manager shall constitute an assignment for purposes of this section. Subject to the provisions hereof, all the covenants, conditions, and obligations contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Owner and the Manager to the same extent as if each successor and assignee were in each case named as a party to this Agreement.  Notwithstanding anything to the contrary contained herein, Owner shall have the right to collaterally assign this Agreement to any lender providing financing for the Property and Manager shall cooperate with Owner in connection therewith.

8.05	Pronouns. All nouns and pronouns shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

8.06	Amendments. Except as otherwise herein provided, any and all amendments, additions, or deletions to this Agreement shall be null and void unless approved by the parties in writing.

8.07

Complete Agreement.  This Agreement together with all schedules attached hereto and made part hereof, supersedes and takes the place of any and all previous agreements entered into between the parties relating to the property management of the Property.

8.08	Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State in which the Property is located.

8.09   Severability.  If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation is held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid or enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of such provisions shall not be affected thereby.

8.10

OFAC.  Owner and Manager each represent and warrant to the other (for themselves, only) that each is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental actions relating thereto.

8.11

Headings.  All headings and subheadings used in this Agreement and in the accompanying schedules are solely for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

8.12

Estoppel Certificates.  Each party hereto shall, from time to time, upon not less than fifteen (15) days’ notice from the other party, execute and deliver to the other party a certificate stating that this Agreement is unmodified and in full force and effect, or, if modified, that this Agreement is in full force and effect as modified, and stating the modifications and stating whether or not, to the best of the certifying party’s knowledge, the other party is in default in any respect under this Agreement, and, if in default, specifying the nature and character of such default.

8.13

No Waiver.  No waiver by either party of any default of any other party or of any event, circumstance or condition permitting a party to terminate this Agreement shall constitute a waiver of any other default of the other party or of any other event, circumstance or condition, permitting such termination, whether of the same or of any other nature or type and whether preceding, concurrent or succeeding; and no failure on the part of either party to exercise any right it may have by the terms hereof or by law upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof by the non-defaulting party at any time when the other party may continue to be so in default, and no such failure or delay and no waiver of default shall operate as a waiver of any other default, or as a modification in any respect of the provisions of this Agreement.  The subsequent acceptance of any payment or performance pursuant to this Agreement shall not constitute a waiver of any preceding default by a defaulting party or of any preceding event, circumstance or condition permitting termination hereunder, other than default in the payment of the particular payment or the performance of the particular matter so accepted, regardless of the non-defaulting party’s knowledge of the preceding default or the preceding event, circumstance or condition, at the time of accepting such payment or performance, nor shall the non-defaulting party’s acceptance of such payment or performance after termination constitute a reinstatement, extension or renewal of this Agreement or revocation of any notice or other act by the non-defaulting party.

8.14

Attorneys’ Fees.  Should any action or proceeding be commenced between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any Person (as defined in the LLC Agreement) in relation thereto, the party or parties prevailing in such action or proceeding shall be entitled, in addition to such other relief as may be granted, to an award of all actual, reasonable attorneys’ fees and costs incurred in such action or proceeding, without regard to any schedule or rule of court purporting to restrict such an award, including, without limitation, actual, reasonable attorneys’ fees, costs and expenses incurred in connection with (a) enforcing, perfecting and executing such judgment, (b) post-judgment motions; (c) contempt proceedings; (d) garnishment, levee, and debtor and third-party examinations; (e) discovery; and (f) bankruptcy litigation.

8.15

Equitable Remedies.  Each party hereto shall, in addition to all other rights provided herein or as may be provided by law, and subject to the limitations set forth herein, be entitled to all equitable remedies including those of specific performance and injunction, to enforce such party’s rights hereunder.

8.16

Remedies Cumulative.  Each right, power, and remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise or the forbearance of exercise by any party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers or remedies.

8.17

Limitation of Liability.  Notwithstanding anything to the contrary, if Manager shall recover any judgment against Owner in connection with this Agreement, Manager shall look solely to Owner for the collection or enforcement of any such judgment, and no other assets of Owner shall be subject to levy, execution or other process for the satisfaction or enforcement of such judgment.

8.18

WAIVER OF JURY TRIAL.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LEGAL REQUIREMENTS, ANY RIGHT THAT EITHER PARTY OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

8.19

Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by e-mail, any one of which shall constitute an original of this Agreement.  When counterparts or e-mail copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same documents and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party. This Agreement shall not be binding unless and until it shall be fully executed and delivered by all parties hereto.

8.20

Non-Compete.  Manager hereby covenants and agrees that, for a period commencing on the Effective Date and ending upon the termination of this Agreement, Manager shall not, and shall cause all of its Affiliates (each, a “Covered Person”) not to, without first obtaining the prior written consent of Ares (in its sole discretion) on behalf of Owner, either (1) Compete, directly or indirectly, with the Property by engaging, in any capacity, in owning, operating or managing a retail property, retail development project, student housing property and/or student housing development project within the [________________________] submarket or (2) solicit any Property employees for employment or any tenant of the Property to rent space at another property owned, controlled, or managed by a Covered Person (provided nothing herein shall prevent a Covered Person from hiring any employee of the Property who responds to a Covered Person’s advertisement or other notice that is not specifically targeted at employees of the Property). For purposes of this provision, “Compete” means (i) to, directly or indirectly, conduct, facilitate, participate or engage in, or bid for or otherwise pursue a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person, or (ii) to, directly or indirectly, have any ownership interest in any Person or business which conducts, facilitates, participates or engages in, or bids for or otherwise pursues a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any such Person, in each case except as a passive investor with a non-controlling interest in such Person. The parties recognize and acknowledge that a breach of this Section 8.20 by Manager or any of its Affiliates will cause irreparable and material loss and damage to Owner and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Owner’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained. The provisions of this Section 8.20 shall expressly survive the expiration or earlier termination of this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written.

OWNER:MANAGER:

[________________________],B.HOM STUDENT LIVING LLC

a  [________________________________]

By: _____________________________________ Name: _____________________________________	By: _____________________________________ Name: _____________________________________
Title: ______________________________________	Title: ______________________________________

OWNER’S ADDRESSMANAGER’S ADDRESS

[_______________]  400 Locust Street, Suite 790

[_________________]  Des Moines, Iowa 50309

[__________________]  Attn: Legal Department

Attn: [_______________]  Email: legal@bhmanagment.com

Email: [________________]

and:

[__________________]

[___________________]

[____________________]

Attn: [_________________]

Email: [_________________]

With a copy to:

[__________________]

[___________________]

[____________________]

Attn: [_________________]

Email: [_________________]

SCHEDULE A

SCHEDULE B

SCHEDULE C

SCHEDULE D

SCHEDULE E

SCHEDULE F